Exhibit 99.1

Appleton Reports First Quarter 2004 Results

(Appleton, Wis., May 11, 2004) Appleton today reported a strong revenue performance for the first quarter 2004. Net sales for the first quarter ended April 4, 2004, were $250.6 million, a 23 percent increase over the same quarter of 2003. Those results also marked the fourth consecutive quarter the Company has achieved increased revenue compared to the previous quarter. While the secure printing and performance packaging companies Appleton acquired in 2003 contributed significantly to the Company's revenue growth during the first quarter 2004, revenue from Appleton's core carbonless, thermal and security businesses grew more than six percent compared to the same quarter in 2003.

The Company's net income for the first quarter of 2004 was $5.5 million compared to $7.8 million for the same quarter of 2003. During the first quarter of 2004, Appleton repaid $32.1 million of its senior term loans and revolving line of credit.

Coated Solutions

In the first quarter 2004, shipments of carbonless products, which account for the majority of the Company's coated solutions segment, increased 5 percent compared to the same quarter in 2003, while revenue remained flat. The Company implemented a price increase for domestic carbonless rolls and sheets effective March 29, 2004.

Thermal and Advanced Technical Products

Revenue from thermal and advanced technical products increased 28 percent during the first quarter 2004 compared to the same quarter of 2003 with a similar rise in product volume. The Company implemented a price increase for its lightweight non-topcoated thermal products on April 5, 2004.

Security Products

The Company's security business now consists of the U.S.-based operations that produce security substrates and the secure and specialized print services of BemroseBooth, a company based in the United Kingdom that Appleton acquired in December 2003. Revenue from U.S.-based security substrate product operations rose 46 percent during the first quarter 2004 compared to the same quarter in 2003. Appleton's security business also benefited from the revenue contributions of BemroseBooth, which was not part of Appleton's results prior to December 2003.

Performance Packaging

Revenue from Appleton's two acquired performance packaging companies grew 16% in first quarter 2004 compared to the first quarter of 2003, although these two companies were not included in Appleton's results in the first quarter of 2003.

Earnings release conference call

Appleton will host a conference call to discuss its first quarter 2004 results Wednesday, May 12 at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available for 10 days.

(more)

Appleton Reports First Quarter 2004 Results                  May 11, 2004                  page 2

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security, inkjet and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,300 people, and is 100 percent ESOP-owned. For more information visit www.appletonideas.com

Media Contact:	Bill Van Den Brandt Manager, Corporate Communications 920-991-8613 bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton's control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading "Risk Factors" in Appleton's 2003 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facilities and senior subordinated notes. All financial information contained in the following tables is presented for Paperweight Development Corp. on a consolidated basis.

(more)

Appleton Reports First Quarter 2004 Results                  May 11, 2004                  page 3

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)

	For the	For the
	Three Months Ended	Three Months Ended
	April 4, 2004	March 30, 2003
	(unaudited)	(unaudited)

Net sales	$ 250,582	$ 204,238

Cost of sales	182,422	144,780

Gross profit	68,160	59,458

Selling, general and administrative	49,868	38,350
Restructuring and other charges	413	-

Operating income	17,879	21,108

Interest expense	13,706	13,550
Interest income	(1,202)	(83)
Other expense (income)	188	(221)

Income before income taxes	5,187	7,862
(Benefit) provision for income taxes	(324)	91

Net income	$ 5,511	$ 7,771
	=========	=========

Other Financial Data:

Operating income	$ 17,879	$ 21,108
Depreciation and amortization	19,954	17,398